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                                                                      EXHIBIT 21

SUBSIDIARIES OF J. ALEXANDER'S CORPORATION

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
                                               STATE OF                        NAME UNDER WHICH
SUBSIDIARY                                   INCORPORATION                     BUSINESS IS DONE
----------                                   -------------                     ----------------
J. Alexander's Restaurants, Inc.               Tennessee                   J. Alexander's Restaurant

J. Alexander's Restaurants of Kansas, Inc.      Kansas                     J. Alexander's Restaurant

J. Alexander's Restaurants of Texas, Inc.        Texas                     J. Alexander's Restaurant
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